Exhibit 99

VIACOM INCREASES QUARTERLY CASH DIVIDEND

NEW YORK, May 22, 2013 – Viacom Inc. (NASDAQ: VIAB and VIA) today announced that its Board of Directors has approved an increase in its quarterly dividend to $0.30 per share of Class A and B common stock from $0.275 per share.

The increase will take effect beginning with Viacom's next quarterly dividend, payable on July 1, 2013 to stockholders of record at the close of business on June 14, 2013.

Viacom President and CEO Philippe Dauman said, “Viacom is pleased to provide even greater value to shareholders through another increase in our quarterly dividend – the third increase since we initiated our dividend three years ago.  Our solid balance sheet and strong cash flow provide us the flexibility for continued investment in our popular brands and properties while delivering substantial capital directly to stockholders through dividends and our ongoing $10 billion share repurchase program.”

About Viacom
Viacom is home to the world's premier entertainment brands that connect with audiences through compelling content across television, motion picture, online and mobile platforms in over 160 countries and territories. With media networks reaching approximately 700 million global subscribers, Viacom's leading brands include MTV, VH1, CMT, Logo, BET, CENTRIC, Nickelodeon, Nick Jr., TeenNick, Nicktoons, Nick at Nite, COMEDY CENTRAL, TV Land, SPIKE, Tr3s, Paramount Channel and VIVA.  Paramount Pictures, America's oldest film studio and creator of many of the most beloved motion pictures, continues today as a major global producer and distributor of filmed entertainment. Viacom operates a large portfolio of branded digital media experiences, including many of the world's most popular properties for entertainment, community and casual online gaming.

For more information about Viacom and its businesses, visit www.viacom.com.  Keep up with Viacom news by following Viacom's blog at blog.viacom.com and Twitter feed at www.twitter.com/Viacom.

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Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of the Company’s programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in the Company’s markets and on consumer behavior; competition for audiences and distribution; the impact of piracy; economic conditions generally, and in advertising and retail markets in particular; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s motion pictures and other programming; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including but not limited to its 2012 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts
Press:	Investors:
Jeremy Zweig	James Bombassei
Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 846-7503	(212) 258-6377
jeremy.zweig@viacom.com	james.bombassei@viacom.com

Pamela Yi
Director, Investor Relations
(212)846-7581
pamela.yi@viacom.com